UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☐	Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Jos. A. Bank Clothiers, Inc.

(Name of the Registrant as Specified In Its Charter)

EMINENCE CAPITAL, LLC

EMINENCE GP, LLC

RICKY C. SANDLER

BRUCE J. KLATSKY

NORMAN S. MATTHEWS

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Certain Information Regarding the Participants

In connection with its solicitation of proxies for the 2014 Annual Meeting of Jos. A. Bank Clothiers, Inc. (“JOSB”), Eminence Capital, LLC intends to file a proxy statement on Schedule 14A and other relevant documents with the SEC. Investors and security holders are urged to read the preliminary proxy statement in its entirety and the definitive proxy statement and other relevant documents when they become available, because they will contain important information regarding the proxy solicitation. The preliminary and definitive proxy statement and all other relevant documents will be available, free of charge, on the SEC’s website at www.sec.gov.

The following persons are participants in any such proxy solicitation: Eminence Capital, LLC, Eminence GP, LLC, Ricky C. Sandler, Bruce J. Klatsky and Norman S. Matthews. Investors and security holders of JOSB can obtain additional information regarding the direct and indirect interests of the participants by reading the proxy statement when it becomes available.

As of the date of this filing Eminence Capital, LLC, may be deemed to be the beneficial owner of 1,371,756 shares of common stock of JOSB and 4,684,200 shares of common stock of The Men’s Wearhouse, Inc. (“MW”). Eminence GP, LLC may be deemed to be the beneficial owner of 1,261,974 shares of common stock of JOSB and 4,278,845 shares of common stock of MW, and Mr. Sandler may be deemed to be the beneficial owner of 1,371,756 shares of common stock of JOSB and 4,684,200 shares of common stock of MW. Eminence Capital, LLC is the investment manager of the Eminence funds and the investment advisor to a separately managed account. Eminence GP, LLC is the general partner of certain affiliates of Eminence Capital, LLC. Mr. Sandler is the Chief Executive Officer of Eminence Capital, LLC and the Managing Member of Eminence GP, LLC.

For Immediate Release

EMINENCE CAPITAL ANNOUNCES STRONG SUPPORT FOR NEW BID

BY THE MEN’S WEARHOUSE FOR JOS. A. BANK

Asks JOSB Board To Properly Fulfill Its Fiduciary Duty and Allow Diligence to Solidify

Full $65 Per Share Offer Price

NEW YORK, NY (February 24, 2014) – Eminence Capital, LLC, which owns 4.9% of the common stock of Jos. A. Bank Clothiers, Inc. (JOSB), today issued the following statement in support of the new, superior offer by The Men’s Wearhouse, Inc. (MW) for the Company:

“We are extremely pleased that Men’s Wearhouse has made a full and fair offer for Jos. A. Bank,” said Ricky C. Sandler, Chief Executive Officer. “We have maintained all along that the combination of these two great companies is the best outcome for all shareholders. We believe this offer clearly represents a superior alternative for Jos. A. Bank shareholders compared to remaining independent and acquiring Eddie Bauer. If the Board of Jos. A. Bank properly fulfills its fiduciary duty, we expect it will come to the conclusion that it should accept this offer to merge with Men’s Wearhouse and move ahead with the limited confirmatory due diligence requested by Men’s Wearhouse to solidify a $65 per share offer price.”

Additional Information Regarding the Proxy Solicitation

In connection with its solicitation of proxies for the 2014 Annual Meeting of Jos. A. Bank Clothiers, Inc. (“JOSB”), Eminence Capital, LLC intends to file a proxy statement on Schedule 14A and other relevant documents with the SEC. Investors and security holders are urged to read the preliminary proxy statement in its entirety and the definitive proxy statement and other relevant documents when they become available, because they will contain important information regarding the proxy solicitation. The preliminary and definitive proxy statement and all other relevant documents will be available, free of charge, on the SEC’s website at www.sec.gov.

The following persons are participants in any such proxy solicitation: Eminence Capital, LLC, Eminence GP, LLC, Ricky C. Sandler, Bruce J. Klatsky and Norman S. Matthews. Investors and security holders of JOSB can obtain additional information regarding the direct and indirect interests of the participants by reading the materials to be filed today under cover of Schedule 14A with the SEC.

About Eminence Capital, LLC

Eminence Capital, LLC is an asset management firm founded in 1998 that currently manages approximately $4.9 billion on behalf of institutions and individuals. The firm employs a bottom-up, research-driven investment strategy that utilizes a combination of industry research, rigorous financial analysis and dialog with company management to execute its investment process.

For More Information Contact:

Scott Tagliarino/Samantha Leon

ASC Advisors LLC

(203) 992-1230